Exhibit 10.1

July 8, 2014

Steven Wilhite

Dear Steven:

This Letter Agreement incorporating the annexed General Release (collectively sometimes referred to as the “Agreement”) contains the terms and conditions applicable to your separation from employment with Medidata Solutions, Inc. or any applicable subsidiary thereof (the “Company”) and is in full settlement of all claims you now have or may have against the Company. Your last day of employment with the Company is December 31, 2014 (the “Termination Date”), although your last day in your current role or working in our office will be Friday, July 11, 2014 (the “Transition Date”).

During the period beginning July 12, 2014 through December 31, 2014, you will no longer carry out any active duties or come to the office but will remain available as an “Executive Advisor” to assist with respect to continuing or future matters arising out of your employment with the Company as may be reasonably requested of you from time-to-time by Tarek Sherif, Glen de Vries or their designees. It is agreed that (i) the Company will provide you with reasonable advance notice regarding these activities, and (ii) any requests made hereunder by the Company will be made in good faith and will not unreasonably interfere with your duties to any subsequent employer. Should you have any questions or need clarification concerning the Agreement or your separation, please call me at 212-918-1778.

You should discuss this offer with an attorney. If, after consulting with the attorney of your choice, you feel you have a significant concern which is not adequately addressed herein, you should not sign this Agreement.

1. Severance and Settlement Payments. You will be paid your normal salary and benefit entitlements through the Transition Date. Subject to the Company’s receipt of a fully executed copy of this Agreement and General Release and to the General Release becoming irrevocable within 45 days after your Transition Date, the Company will provide you with the following:

(a)	Salary continuation at your current base salary rate for a period commencing on July 15, 2014 and ending on December 31, 2014 (the “Salary Continuation Period”), subject to normal taxes and payroll withholding.

(b)	A lump sum payment of $87,500 representing a 50% of your “at plan” target performance bonus for 2014. The payment will be subject to normal taxes and payroll withholding and will paid on the first payroll date following expiration of the Salary Continuation Period.

(c)	During the Salary Continuation Period, stock options previously awarded to you shall continue to vest as if your employment continued during this period. Upon the expiration of the Salary Continuation Period, stock options, restricted stock units and shares of restricted stock held by you that remain unvested will be terminated immediately. You will have a period of ninety (90) days after the expiration of the Salary Continuation Period to exercise any and all of your Company stock options that are vested prior to completion of the Salary Continuation Period.

You understand and acknowledge that all rights and claims waived and released herein are in exchange for the severance pay and other consideration provided in this Agreement to which you otherwise would not be entitled. Accordingly, no severance payment or other consideration will be paid if the Agreement is not fully executed or is revoked as provided below. If the 60-day Release condition is not met, your right to receive future payments and benefits shall cease and the Company shall have the right to recoup from you the amount of any payments and the value of any benefits provided under this 2 prior to the expiration of the 60-day Release period.

2. Benefits. If you accept the Company’s severance package set forth in this Agreement, your benefits will continue during the Salary Continuation Period. You understand that as an exempt employee, you do not accrue vacation pay or other paid time off. If you do not accept this offer, your benefits will continue through July 11, 2014 in accordance with the Company’s benefits plans. Certain group medical benefits may be continued under COBRA; further information will be supplied to you concerning the continuation of such benefits within two weeks of your last day of employment. If you do not accept this offer, unvested options, restricted stock units and shares of restricted stock will be immediately terminated on your date of termination. You can inquire as to the number of options and other equity grants that have vested, as well as other questions regarding the exercising of options, by accessing the E*Trade system or by emailing Michael Sharghi in our Legal Department at msharghi@mdsol.com.

3. No Other Payments Due. Except as specifically provided in this Agreement, you understand that you are not entitled to any other payments for salary, benefits, bonuses, allowances, severance pay, notice pay, vacation, or holidays, or to any other form or kind of payment or compensation, other than reimbursement for normal business related expenses incurred prior to your Transition Date.

4. No Discrimination. You acknowledge that your separation from employment is not motivated by discrimination or any other improper or unlawful reasons and that the Company has not discriminated against you, breached any express or implied contract with you or otherwise acted unlawfully towards you during the course of your employment.

5. General Release. As a condition to the Company’s severance payment and related benefits under Section 1 hereof, you shall execute a general release of all claims you now have or may have against the Company. You agree to execute and be bound by the terms of the General Release annexed to and made part of this Agreement.

6. References. The Company, in accordance with its policy on references, will provide prospective employers, upon written request addressed to the Human Resources Department, with its usual verification of employment data. It shall be limited to dates of employment and the position held at the time of your separation. The reason for separation will not be disclosed.

7. Non-Removal/Return of Property. You agree not to remove any documents, equipment or property belonging to the Company, its employees, clients or others doing business with it. On or before the Transition Date, you shall return your laptop computer, printer and related software to my attention at the Company’s principal office located at 350 Hudson Street, 9th Floor, New York, NY 10014. In the event you fail to return such equipment in a timely manner, you acknowledge that the Company may suspend any settlement and severance payments until the equipment is returned. You further agree to return, on or before the effective date (i) all other equipment and property belonging to the Company which is now in your possession or control, including copies of any and all documents containing information of a proprietary or confidential nature, and any information downloaded from any Company computer in any format and (ii) any Company keys, passes, or identification cards not previously returned.

8. Non-Disclosure of Confidential Information. You understand that in connection with your employment with the Company you have acquired and been privy to certain proprietary or business information relating to the Company and its affiliates, including confidential information and trade or business secrets not readily available in the marketplace or to the public. Such information may include, but is not limited to, information relating to operations, business plans, and the identity of clients. You agree that you will not disclose to any third parties, directly or indirectly (except to the extent required by judicial process or as authorized in writing by the Company), any such confidential or proprietary information.

9. Cooperation. During the Salary Continuation Period, you shall remain generally available in a consulting capacity to continue to assist with respect to continuing or future matters arising out of your employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise, in partial consideration for the benefits to be received by you described in this letter.

10. Non-Disclosure of Agreement/Non-Disparagement. You understand and agree that the terms of this Agreement and your separation from employment are confidential and, unless required by law or for the purposes of enforcing the Agreement or when needed to consult with your immediate family and tax or legal advisors, neither you nor your agents or representatives shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, or client of the Company or any of its affiliates. You also personally undertake to refrain from disparaging the Company or its businesses or acting in a manner which reasonably may be viewed as detrimental to the best interests of the Company. The Company shall also refrain from making any disparaging statement to a third party, which reasonably may be viewed as detrimental to your personal or professional reputation.

11. Representations and Acknowledgements. You represent and acknowledge that you have carefully read and understand the provisions of this Agreement and the incorporated General Release, that they contain the entire understanding between you and the Company and that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company or any affiliated entity, not set forth therein. You further agree that this Agreement supersedes the prior version of this Agreement dated July 7, 2014. All prior non-compete, confidentiality, intellectual property and/or restrictive covenant agreements between you and Medidata shall remain in full force and effect in accordance with their terms. You agree that this Agreement may not be modified except in a written document, signed by you and the Company.

12. Non-Admissions. This Agreement is not intended as, and should not be construed as, evidence of any wrongdoing on your part or on the part of the Company or its affiliates, or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever.

13. Applicable Law. This Agreement, including the General Release, shall be construed and governed pursuant to the laws of the State of New York pertaining to contracts to be performed therein.

14. Who is Bound. We agree that the Agreement is binding upon and will inure to the benefit of the parties and to each of its heirs, executors, administrators, trustees, representatives, successors or assigns. The promises that you have made to the Company, you agree, are also made for the benefit of its subsidiaries, affiliates, parents and all other related existing, succeeding or predecessor corporations.

You may signify your acceptance of the terms and conditions of this Agreement, including the incorporated General Release, by signing before a notary public both the enclosed copy of the Agreement and your General Release and returning them to me.

For a period of seven (7) calendar days following your execution of this Agreement, you may revoke this Agreement, and rescind your assent thereto. This Agreement shall not become effective or enforceable until seven (7) days have passed following your execution of this Agreement. The effective date of this Agreement shall be the eighth calendar day after you execute this Agreement, if you have not earlier revoked it. You may revoke this Agreement only by giving written notice of revocation to the Company within the aforementioned seven (7) day period. Your revocation can be made by letter, certified mail, return receipt requested, or by facsimile (with subsequent confirmation of receipt by Medidata) to my attention at 212-918-1818 and should state that you choose to revoke your prior acceptance of this Agreement.

The parties further agree and acknowledge by signing this Agreement that this document (together with the Release) constitutes the full and complete understanding between them and that no other understanding, verbal or written, exists between the parties.

Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

We wish you well in your future endeavors.

/s/ Eileen Schloss
Eileen Schloss
Executive Vice President, Human Resources

Accepted and agreed to:

/s/ Steven Wilhite
STEVEN WILHITE

Dated: July 8, 2014

GENERAL RELEASE

As consideration for the settlement and severance pay and other benefits and promises to which Steven Wilhite the Releasor, would not be otherwise entitled, which are set forth in the Letter Agreement between Releasor and Medidata Solutions, Inc., dated July 8, 2014 the Releasor, with the intention of binding him/herself, his/her heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges Medidata Solutions, Inc., its affiliates, subsidiaries, parent, predecessor and successor corporations and their employees, officers, directors, shareholders, agents, attorneys, representatives and trustees or administrators under any employee benefit plans (collectively referred to as the “Releasees”), from any and all claims (with the exception of unemployment insurance), demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which Releasor had, now has or in the future may or could have, against Releasees arising out of or relating to any matter up to the date of the execution of this General Release, including but not limited to any and all claims in connection with Releasor’s employment with Medidata Solutions, Inc. (or with any other Releasee) and the termination thereof, excluding any claims to enforce Releasor’s rights under the Letter Agreement. This General Release and the Letter Agreement are sometimes collectively referred to as the “Agreement.”

Without limiting the generality of the foregoing, Releasor agrees that he/she knowingly and voluntarily waives all rights he/she has or may have (or that of anyone on her behalf) to commence or prosecute any legal proceeding or action under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, under any other claims arising under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional), under the statutory, regulatory or common law of any jurisdiction, including but not limited to any and all tort claims (e.g., defamation, intentional infliction of emotional distress, negligent hiring, or retention, conversion, interference with contract, abusive discharge), and under any and all federal, state or local laws relating to benefits, labor or employment standards or retaliation (e.g., whistleblowing).

If prior to the date of execution of this General Release, Releasor filed charge(s), complaint(s) or action(s) against any of the Releasees related to any matter released or waived herein, Releasor agrees to withdraw or discontinue them and execute all documents necessary to effectuate their withdrawal or discontinuance.

Should any proceeding be instituted by or on behalf of Releasor with respect to matters here settled, released or waived, then the Letter Agreement and this General Release shall be deemed full satisfaction of any such claim(s) and sufficient basis for their immediate dismissal.

RELEASOR ACKNOWLEDGES THAT HE/SHE FULLY UNDERSTANDS THE CONTENTS OF THE LETTER AGREEMENT AND GENERAL RELEASE AND EXECUTES THEM FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Acknowledgment of Waiver of Claims under ADEA. In the event Employee is age 40 or more as of the date hereof, Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Releasees agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. If the ADEA waiver is applicable, Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has at least twenty-one (21) days from the date he/she receives this Agreement within which to consider this Agreement; (c) he/she has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this

Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to me by close of business on the seventh day from the date that Employee signed this Agreement. Employee understands that, although Employee has twenty-one (21) days to consider the Agreement, Employee may accept the terms of the Agreement at any time within those twenty-one (21) days.

This General Release shall not become effective or enforceable until seven (7) days have passed following Employee’s execution.

IT WITNESS THEREOF, RELEASOR has signed this General Release this 8th day of July, 2014

RELEASOR:

/s/ Steven Wilhite